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                                                                      EXHIBIT 13

                         INFORMATION PROVIDER AGREEMENT

                     (ELECTRONIC YELLOW PAGES DIRECTORIES)

         This Information Provider Agreement ("Agreement") is entered into the 7th day of March, 1999 by and between WelcomeTo Search Engine, Inc. ("Company"), with its office at 555-425 Carrall Street, Vancouver, British Columbia V6B 6E3 and Dun & Bradstreet, Inc. ("Provider"), with its office at One Diamond Hill Road, Murray Hill, New Jersey 07974.

1. DEFINITIONS. The definition of terms set forth in this Section shall apply in this Agreement.

         (a) "D&B Data" means Provider's proprietary information on individual businesses located in the United States and Canada and made up of the data elements (if available) and containing the number of records set forth on Schedule A.

         (b) "Company Directory" means an electronic "yellow pages" directory of businesses located in the United States and Canada using D&B Data as the source of such information to be accessed via a graphical interface on the "Internet" commonly known as the "world wide web", which directory is not intended to be used as a source of marketing or telemarketing lists.

         (c)      "Company Directory Users" means users of the Company
Directory.

2.       LICENSE.

         (a) During the term of this Agreement, subject to the terms and conditions hereof. Provider hereby grants to Company, a non-exclusive, non-transferable license as follows:

                  (i) to reasonably use, reproduce and display the D&B Data internally for development of the Company Directory.
herein.

                  (ii) to reproduce and display D&B Data in the Company Directory as set forth

                  (iii) to present the Company Internet Directory solely on the Company's website located at the Internet address of www.welcometosearch.com or any other Internet address that shall be registered by Company. If Company decides to change its Internet address, Company agrees to notify Provider at least ten (10) days before making the Internet site commercially available.

         (b) Except as set forth herein, no right to use or distribute any D&B Data is granted herein, including for internal direct mail applications. Provider agrees that Company shall be permitted to use up to 50,000 records to conduct telemarketing campaigns to solicit business. If Company wishes to utilize more than 50,000 records, Company agrees to notify Provider, in writing, and agrees to pay additional fees as set forth in Schedule B. The license granted herein only permits the use of the D&B Data by Company in the Company Directory and to support telemarketing effort as described herein. The D&B Data may not be provided to any third party,

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except to Company Directory Users and except as otherwise set forth herein, it being agreed that the D&B Data is being licensed solely for the use of Company solely in the Company Directory application and the telemarketing effort as set forth herein.

         (c) The license granted herein permits Company's subcontractors who are assisting Company in the development of the Company Directory to have limited access to the D&B Data solely for the purpose of assisting Company in the creation of the Company Directory subject to the following: (i) Company identifies such subcontractor(s) to Provider and they are reasonably acceptable to Provider, (ii) such subcontractor(s) execute non-disclosure agreements with Company that are acceptable to Provider, and (iii) such subcontractors shall only have access to D&B Data on Company's premises, shall not be permitted to remove any D&B Data from Company's premises and shall only be permitted to access such amounts of D&B Data as are reasonably necessary under the circumstances. Company shall be liable for any breach of the above requirements or the terms of the aforementioned non-disclosure agreements by such subcontractor.

3.       ROYALTIES. BILLING, PAYMENT, AND AUDIT RIGHTS.

         (a) Royalties payable to D&B by Company for the license granted herein shall be as stated in Schedule B attached hereto ("Royalties").

         (b) If Royalties are not paid when due, Company will be subject to interest on any unpaid balances at the rate of one and one-half percent (1.5%) per month.

         (c) Provider shall have the right at its expense on reasonable notice to enter Company's offices to audit Company's records to determine its compliance with any of the terms and conditions of this Agreement.

4.       OBLIGATIONS AND RESTRICTIONS.

         (a) Company shall only use D&B Data in the Company Directory in the manner set forth herein and will only permit access and searching of D&B Data as set forth herein. Downloading of D&B Data from the Company Directory shall not be permitted.

         (b) Company will provide Provider with an opportunity to review the format and functionality of the Company Directory to determine its compliance with the terms of this Agreement prior to and after implementation and will incorporate changes necessary to bring the Company Directory into compliance with this Agreement. Provider agrees to complete this review within five (5) business days of receipt of notification from Company that website is ready to be reviewed

         (c)      D&B Data may only be displayed in "hypertext markup language"

         (d) Company will make reasonable efforts to monitor access to the Company Directory by Company Directory Users and shall provide written notice (which notice shall contain the IP address and the number of searches executed) to Provider on a weekly basis when any single IP address has executed over one hundred (100) searches in any one (1) calendar week. Provider may then request that Company deny further access to such Company Directory User and

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Company shall promptly deny access.

         (e) SIC codes of businesses contained in the D&B Data shall not be displayed. The D&B Data may only be searchable by Company Directory Users by description of business operations and geographic location (city, state, province) or graphical representation of geographic location.

         (f) No data or information from another business information provider shall be added to the D&B Data by Company.

         (g) Search results displayed to Company Directory Users will be limited to fifteen (15) candidates per search. The parties agree to discuss such limitation in good faith during the term of this Agreement and to modify it if mutually agreed to. The list of candidates will be presented on two (2) sequential screens. The first screen will contain a list of all candidates and for each candidate will display company name, telephone number, street address, city and state or province. Any additional data on a candidate will be contained and displayed on the second screen and will only be accessible on a one-at-a time basis. Such additional candidate data will be ZIP code and any other additional information Company adds to the D&B Data and will be accessible only via hypertext link or check box.

         (h) Company shall have the right to cosmetically reformat the D&B Data via using bold type, producing candidate lists in the order specified by Company and by other reasonable cosmetic means.

         (i) Company shall have the right to link the D&B Data to the advertisements of the subject of such D&B Data record and display such advertisement adjacent to the D&B Data.

         (j) The D&B Data shall be housed at Company's Internet Service Provider ("ISP") locations only. The ISP may make one (1) copy of the D&B Data for backup purposes only. Company agrees to obtain ISP's signature on D&B's Processor's Agreement as set forth on Schedule D before providing D&B Data to its ISP.

         (k) The first screen of the Company Directory will prominently display the following language: "The information contained in the Company Directory ("Information") is provided for business lookup purposes and is not be to used for marketing or telemarketing applications. The information may not be copied or redistributed and is provided "AS IS" without warranty of any kind. In no event will WelcomeTo Search Engine, Inc. or its suppliers be liable in any way with regard to such information. Your use of the Company Directory indicates your agreement to these terms. If you do not agree to these terms, please exit the Company Directory now."

         (l) Company agrees to develop and implement, prior to the commercial availability of the Company Directory, and on an ongoing basis thereafter, reasonable technical devices to protect the D&B Data from unauthorized access and use.

5.       DELIVERER. Provider shall provide Company with an initial copy of the
D&B Data no later than          , 1999 and shall provide Company with quarterly
updates on dates to be agreed upon by the parties. When Provider provides Company with updates, (company agrees to promptly load same into its copy of such file and to make same commercially available in the Company Directory.

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6.       DISCLAIMER OF WARRANTY. LIMITATION OF LIABILITY, INDEMNITY.

         (a) PROVIDER DOES NOT GUARANTEE OR WARRANT THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE D&B DATA AND SHALL NOT BE LIABLE TO COMPANY OR COMPANY DIRECTORY USERS FOR ANY LOSS OR INJURY ARISING OUT OF OR CAUSED IN WHOLE OR IN PART BY PROVIDER'S NEGLIGENT ACTS OR OMISSIONS IN PROCURING, COMPILING, COLLECTING, INTERPRETING, REPORTING, COMMUNICATING, OR DELIVERING THE D&B DATA OR IN OTHERWISE PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT. PROVIDER WILL HAVE NO LIABILITY WHATSOEVER FOR CONSEQUENTIAL, PUNITIVE, INDIRECT OR INCIDENTAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         (b) PROVIDER'S LIABILITY FOR ANY AND ALL LOSSES OR INJURIES TO COMPANY ARISING OUT OF ANY ACTS OR OMISSIONS OF PROVIDER IN CONNECTION WITH ANYTHING TO BE DONE OR FURNISHED UNDER THIS AGREEMENT, REGARDLESS OF THE CAUSE OF THE LOSS OR INJURY (INCLUDING NEGLIGENCE) AND REGARDLESS OF THE NATURE OF THE LEGAL OR EQUITABLE RIGHT CLAIMED TO HAVE BEEN VIOLATED (WHETHER IN CONTRACT OR IN TORT), SHALL NOT EXCEED THE AMOUNT OF ROYALTIES RECEIVED BY PROVIDER HEREUNDER.

         (c) Notwithstanding anything to the contrary set forth herein, Company agrees to fully indemnify, defend and hold Provider harmless from liability resulting from or bearing on any and all claims, suits and causes of action asserted or brought against Provider by a Company Directory User or any third party based on any allegation regarding the Company Directory but unrelated to the D&B Data contained in the Company Directory.

         (d) Notwithstanding anything to the contrary set forth herein, each party shall defend, indemnify and save the other harmless from and against all costs, losses, damages and liabilities, including without limitation reasonable attorneys' fees, which may be incurred by such party on account of the breach by the other of any of such party's warranties contained in this Agreement, as applicable. In addition, (i) Provider shall indemnify Company under this paragraph from and against any claim that the D&B Data infringes on the United States copyright, trade secret or trademark rights of any third party (provided that the D&B Data is used as permitted by this Agreement) and
(ii) Company shall indemnify Provider under this paragraph from any claim that the Company Directory (except for the D&B Data contained therein) or any of the technology utilized by Company in developing, creating or distributing the Company Directory infringes the copyright, patent, trademark or trade secret rights of any third party.

         (e) The foregoing indemnities are conditioned upon prompt written notice to the indemnifying party by the indemnified party of any claim or proceeding subject to indemnity; reasonable cooperation by the indemnified party in the defense and settlement of such claim at the expense of the indemnifying party; and prior written approval by both parties of any settlement or compromise of the claim, which approval shall not be unreasonably withheld. An indemnified party may elect to take control of the defense of a claim or proceeding at its expense.

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7.       PROPRIETARY RIGHTS OF PROVIDER. Company acknowledges that the D&B Data is proprietary to Provider and comprises: (a) works of original authorship, including compiled information containing the Provider's selection, arrangement and coordination and expression of such information or pre-existing material it has created, gathered or assembled; (b) confidential and trade secret information; and (c) information that has been created, developed and maintained by the Provider at its expense such that misappropriation or unauthorized use by others for commercial gain would harm Provider. Company shall not commit, nor assist Company Directory Users to commit any act or omission that would impair Provider's rights in the D&B Data.

8. USE OF PROVIDER'S NAME. Company shall not use the Provider's name or trademarks in any way under this Agreement without Provider's prior written consent.

9.       TERM AND TERMINATION.

         (a) This Agreement and the license granted herein shall commence on the date of execution and shall continue in force for a period of one (1) year from such date.

         (b)      This Agreement may be terminated as follows: Paragraph 12.

                  (i) by either party in the event of the default by the other party as provided in

                  (ii) by either party immediately upon written notice to the other party if the other party becomes insolvent, makes an assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, files or otherwise becomes the subject of any proceeding under any bankruptcy or insolvency law, or has wound up or liquidated its business.

                  (iii) by Provider upon ten (10) days written notice to Company if Company becomes affiliated through common ownership or control with any of the entities set forth on Schedule C.

                  (iv) by Provider on ten (10) days notice if Provider has reasonable evidence that Company Directory Users are accessing and downloading D&B Data for use in direct marketing or telemarketing applications.

                  (v) by Provider immediately if Company charges Company Directory Users for accessing, searching or obtaining D&B Data.

                  (vi) by either party on written notice if the other party is indicted or subject to adverse publicity such that the terminating party reasonably believes that it is no longer in its interest to maintain this relationship.

         (c) Termination of this Agreement in accordance with its terms shall not affect the rights or obligations of either party that are vested as of the effective date of such termination or intended by the parties to survive such termination.

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         (d)      Upon expiration or termination of this Agreement, Company
shall immediately stop using the D&B Data and shall return it and all copies thereof to Provider.

10.      PROTECTION OF PROPRIETARY RIGHTS.

         (a) Provider acknowledges that the tangible and intangible information specifically designated by Company as confidential, including the design, plans, specifications, software manuals, customer lists, supplier data, customer data, cost and price data, marketing information (other than D&B Data) and other information relating to the Company Directory that is designated as confidential, whether disclosed to Provider in connection with this Agreement or otherwise, constitutes valuable confidential and proprietary information of Company (collectively, "Company Confidential Information"). Notwithstanding the foregoing, Company Confidential Information shall not include information that was lawfully disclosed to Provider free of any obligation to keep it confidential, information that is or that becomes publicly available by other than unauthorized disclosure and information that is independently developed by Provider. Provider shall not use or disclose and shall not suffer or permit its employees, agents or any other parties to use or disclose such Company Confidential Information other than as contemplated by this Agreement without Company's prior written consent. Provider shall inform Company promptly after discovery of any unauthorized use or disclosure of any of the Company Confidential Information and shall furnish to Company all available information and reasonably cooperate with Company regarding such disclosure.

         (b) Company acknowledges that the tangible and intangible information specifically designated by Provider as confidential, including data formats and layouts, the terms of this Agreement, and other information relating to the D&B Data, whether disclosed to Company in connection with this Agreement or otherwise, constitutes valuable confidential and proprietary information of Provider (collectively, "Provider Confidential Information"). Notwithstanding the foregoing, Provider Confidential Information shall not include information that was lawfully disclosed to Company free of any obligation to keep it confidential, information that is or that becomes publicly available by other than unauthorized disclosure and information that is independently developed by Company. Company shall not use or disclose and shall not suffer or permit its employees, agents or any other parties to use or disclose such Provider Confidential Information other than as contemplated by this Agreement without Provider's prior written consent. Company shall inform Provider promptly after discovery of any unauthorized use or disclosure of any Provider Confidential Information and shall furnish to Provider all available information and reasonably cooperate with Provider regarding such disclosure.

         (c) Each party recognizes and agrees that its breach of the provisions of this Paragraph 10 may cause immediate and irreparable harm to the other party, and that in the event of such breach, the other party, in addition to any damages to which it may be entitled, shall have the right to seek injunctive relief against the other party.

11. ENTIRE AGREEMENT. This Agreement, including all Schedules, embodies the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior understandings and agreements, oral or written, relating thereto. Any amendment to this Agreement, including its Schedules, must be in writing and signed by each party.

12. DEFAULT. Upon the breach of any material obligation under this Agreement by either party,

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the aggrieved party may give to the defaulting party written notice of such breach, which notice shall specify the exact nature of the breach and shall expressly state the aggrieved party's intention to terminate this Agreement in the event the breach is not remedied and any damages to be paid within ten (10) days after the receipt of such notice. If, after the expiration of such period, the defaulting party has failed or refuses to remedy such breach and to pay the damages caused thereby, this Agreement may be terminated forthwith, effective upon dispatch of notice by the aggrieved party to the defaulting party. The right of either party to terminate this Agreement on default is not an exclusive remedy, and an aggrieved park shall be entitled alternatively or cumulatively to seek damages for breach of this Agreement, to seek an order requiring performance of the obligations of this Agreement, or to seek any other appropriate remedy.

13. NOTICES. Every notice or other communication required or contemplated by this Agreement by either party shall be delivered in person or sent by postage prepaid mail, which shall be air mail if posted in a country other than that of the addressee, telex, facsimile transmission, express delivery or courier, addressed to the party for whom intended at the address specified at the beginning of this Agreement or at such other address as the intended recipient previously shall have designated by written notice to the other party. Notice shall be effective on delivery. Notice not given in writing shall be effective only if explicitly or implicitly acknowledged in writing by the party to whom it was given.

14. ASSIGNMENT. This Agreement shall not be assigned by either party without the other party's prior written consent, except that Provider may assign this Agreement to a successor corporation that results from a merger or corporate reorganization, or to its parent or any affiliate, without such consent.

15. SEVERABILITY. Should any provision of this Agreement be held to be void, invalid, unenforceable or illegal by a court, the validity and enforceability of the other provisions shall not be affected thereby.

16. NO WAIVER. Failure of either party at any time to require performance by the other party of any obligation under this Agreement shall not affect the right of such party to require performance of that obligation. Any waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver or modification of the provision itself, or a waiver of modification of any right under this Agreement.

17. GOVERNING LAW. This Agreement shall be governed by and construed under the law of the State of New Jersey.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

WELCOMETO SEARCH ENGINE, INC.               DUN & BRADSTREET, INC.

By:                                         By:

Title:                                      Title:


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                               LIST OF SCHEDULES

A - List of Data Elements
B - Royalties
C - List of Restricted Entities
D - D&B Processor's Agreement

                                   SCHEDULE A

                             List of Data Elements

Provider shall supply Company with approximately 11.1 million United States and Canadian records from Provider's Marketing File, which will consist of the following data elements (where available):

Company Name
Tradestyle Name
Address City, State and ZIP Code
Telephone Number
Primary SIC Code*
Line of Business Description
Latitude and Longitude

In addition, Company has the option of licensing the URL from D&B and may request this data element either during the initial delivery of the records or at the time Company receives a quarterly update.

* Note: SIC Code may not be displayed on Company's website. Company may use the SIC Code to derive an industry classifications/headings.

                                   SCHEDULE B

                                   Royalties

a)       Internet Directory

Company agrees to pay Provider an annual license fee of $275,000 for use of the D&B Data as described in this Agreement. Payments of this annual license fee will be exercised according to the following schedules:

Schedule 1:

D&B Data for British Columbia to be delivered on or about March 5, 1999

$5,110 due upon execution of the Agreement

$5,110 due ninety (90) days after date of execution of Agreement

$10,220 due one hundred eighty (180) days after date of execution of Agreement

Schedule 2:

U.S. D&B Data and balance of Canadian D&B Data to be delivered on or about May 1, 1999

$63,640 due May 1, 1999

$63,640 due August 1, 1999

$127,280 due November 1, 1999

If Company decides to exercise the option of including URL data, as described on Schedule A of this Agreement, Company agrees to pay Provider an additional $10,000. This additional payment shall be due and payable upon delivery of the URL data.

In addition, Company agrees to pay Provider a royalty of two percent (2%) for the banner advertising revenue Company generates during the term of this Agreement. Payments of these royalties shall be due and payable to Provider on a monthly basis.

b)       Telemarketing Campaign

As described in Paragraph 2 (b) of the Agreement, Company has the right to use up to 50,000 records to support its telemarketing efforts. If Company wishes to use more than 50,000 records, Company agrees to pay Provider for these additional records at a rate of $65 per thousand records used. Company shall notify Provider, in writing, that it shall be using additional records, shall indicate the number of records to be used and shall pay Provider within thirty
(30) days.

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                                   SCHEDULE C

                          List of Restricted Entities

American Business Information                         infoCanada
American Business Lists                               infoUSA
American List Counsel, Inc.                           International Business Lists
CCX/Acxiom                                            Lead Source
Customer Decision Corp.                               List America
Chiiton Publishing                                    MAGI
Claritas/NPDC                                         Market Pulse/Praxis
CMP                                                   Metromail CorDoration
Compilers Plus                                        May & Speh
Computer Intelligence                                 Names and Addresses, Inc.
Contacts Influential                                  Names in the News
Customer Insight                                      National Decision Systems
Metromail/R.R. Donnelley & Sons Co.                   National Register Publishing
Customized Mailing List Inc.                          Neodata
Database America, Inc.                                Pagex
Direct Marketing Technologies, Inc.                   PCS Mailing List Co.
Direct Media, Inc.                                    Penton Publishing
Dunhill International List Co., Inc.                  R.L. Polk & Co.
Ed Baurnett Consultants                               Research Projects Corporation
Edith Roman Associates, Inc.                          Standard & Poor's
EDS (Electronic Data Systems                          Technimetrics (Finex)
Epsilon                                               United Insurance
Experian (TRW Target Mkting Svcs.)                    Unibase
Equifax                                               Walter Karl Co.
Fred Woolfe List Co.                                  Worlddata
Great Universal Stores (GUS)                          Zeller & Letica
Harte Hanks                                           Ziff Davis list Services
Hugo Dunhill Mailing Lists, Inc.
IDG Publishing

                                   SCHEDULE D

                             PROCESSOR'S AGREEMENT

         This D&B/Processor Data Processing Agreement is entered into this __ day of _________, 199_, by and among Dun & Bradstreet, Inc., acting for itself and on behalf of all other companies of The Dun & Bradstreet Corporation, Three Sylvan Way, Parsippany, New Jersey 07054 ("D&B"),_______________________ having an address at ____________________________ ("Processor") ___________________
and _______________________________ ("Customer").

         This D&B/Processor Data Processing Agreement is based upon the following:

         A. D&B is the owner of a valuable, proprietary and copyrighted database containing information on businesses that D&B licenses to third parties for use in their credit, marketing and other business decision-making.

         B. D&B and Customer are parties to a Master Agreement dated , 19_ (the "License Agreement") under which D&B is licensing information from its database to Customer for Customer's sole use. The "Licensed Information", as that term is used herein, means all or any portion of the information that is licensed to Customer pursuant to the License Agreement.

         C. Customer wishes to provide the Licensed Information to Processor solely for processing and handling for and on behalf of Customer. D&B is willing to permit Customer to provide the Licensed Information to Processor for this purpose subject to Customer's and Processor's joint and several agreement to the terms and conditions of this D&B/Processor Data Processing Agreement.

         NOW, THEREFORE, in consideration of the foregoing, and with the intent to be legally bound hereby, the parties agree as follows:

         1. All Licensed Information provided to Processor is and shall remain the property of D&B and is and shall be subject to the copyright of D&B that covers the gathering of large amounts of information, the selection therefrom and the rendition thereof into usable forms and formats. Processor shall do nothing inconsistent with the copyright or other proprietary rights of D&B in and to the Licensed Information.

         2. No Licensed Information, whether provided directly to Processor by D&B or provided to Processor by Customer, shall be either duplicated by Processor or integrated with information belonging to Processor or any parent, subsidiary or affiliate of Processor for the benefit of Processor, or any parent, subsidiary or affiliate of Processor or any third party other than Customer or be made available by Processor to any parent, subsidiary or affiliate of Processor or any third party other than Customer.

         3. All Licensed Information, including all copies thereof, shall be returned to D&B at the expiration or earlier termination of the License Agreement and none of the Licensed Information shall be retained by Processor. In addition, if Customer is provided with one or more periodic updates of the Licensed Information during the term of the License Agreement, then Processor shall promptly return all previously-provided Licensed Information, including all copies thereof, upon its receipt of an update thereof.

         4. Upon the expiration or earlier termination of this D&B/Processor Data Processing Agreement, Processor shall provide D&B with a letter, signed by an officer of Processor, certifying that Processor has fully complied with all of the terms and conditions of this D&B/Processor Data Processing Agreement.

         5.       (a)      Except as expressly authorized by subparagraph 5(b)
below, Processor shall not analyze or otherwise use the Licensed Information to familiarize itself with the nature, character or quality of the Licensed Information nor shall Processor use any information it obtains as a result of its handling, processing or possession of the Licensed Information for its benefit, for the benefit of any parent, subsidiary or affiliate or for the benefit of any third party other than Customer. Without limiting the generality of the foregoing, Processor shall not use the Licensed Information or information obtained as a result of its handling, processing or possession of the Licensed Information in connection with the creation, testing, enhancement, promotion, marketing, selling and/or licensing of products or services offered by Processor, any parent, subsidiary or affiliate of Processor or any third party other than Customer.

                  (b) Notwithstanding the prohibitions contained in subparagraph 5(a) above, D&B agrees that Processor may analyze the Licensed Information for the sole benefit of Customer, provided that Customer promptly provides D&B with copies of all reports that Processor provides Customer that in any way refer to or reflect upon the results of such analysis.

         6. During the term of this D&B/Processor Data Processing Agreement, and for a period of five years thereafter, D&B shall have the right, from time to time and without advance notice, to enter Processor's premises to conduct an audit to determine if Processor has complied with the terms of this D&B/Processor Data Processing Agreement. Such audit may include, without limitation, an examination of all files in Processor's possession, including all hard copy and machine readable databases. Processor agrees to fully cooperate with D&B in connection with each such audit and to make the files in its possession accessible to D&B and its auditors.

         7. Customer agrees to indemnify D&B from any losses or damages that D&B may incur as a result of Processor's failure or refusal to comply with any of the terms and conditions of this D&B/Processor Data Processing Agreement.

         8. Processor may terminate this D&B/Processor Data Processing Agreement upon written notice to D&B and Customer. This D&B/Processor Data Processing Agreement shall also terminate automatically upon the expiration or earlier termination of the underlying contract or other arrangement under which Customer engages Processor to process the Licensed Information. Customer shall give D&B prompt written notice of any such expiration or earlier termination. No termination of this D&B/Processor Data Processing Agreement shall be effective, however, until Processor has complied with its obligations under paragraphs 3 and 4 above.

         9. This D&B/Processor Data Processing Agreement represents the entire agreement among Customer, Processor and D&B with regard to the subject matter hereto and there are merged herein all prior and collateral promises, terms and conditions. D&B and Customer acknowledge- that they are parties to another Agreement that also concerns the subject matter hereof but that the two-party agreement is not affected by the foregoing "merger" provision. This

D&B/Processor Data Processing Agreement shall bind and inure to the benefit of the parties and their successors and permitted assigns. This D&B/Processor Data Processing Agreement may not be assigned, nor may any party's obligations hereunder be subcontracted, without the prior written consent of the other parties, except that no consent shall be required for either an assignment of this D&B/Processor Data Processing Agreement by D&B to another company of The Dun & Bradstreet Corporation as a subcontractor. This D&B/Processor Data Processing Agreement may not be amended, nor shall any waiver of rights hereunder be effective, unless the amendment or waiver is in writing and is signed by all of the parties hereto. If any provision of this Agreement is found bye court of competent jurisdiction to be unenforceable, then the court is hereby authorized to modify that provision to make it enforceable and, failing that, to reform the contract by removing the unenforceable provision. This Agreement shall be governed by the law of the State of New Jersey, without giving effect to its conflicts of laws provisions.

Customer:                                    Processor:

-------------------------------              ----------------------------------
[Type or print legal name]                   [Type or print legal name]


By:                                          By:
   ----------------------------                --------------------------------

Name:                                        Name:
     --------------------------                   -----------------------------

Title:                                       Title:
      -------------------------                    ----------------------------

Accepted By:
DUN & BRADSTREET, INC.

By:
   ----------------------------

Name:
     --------------------------

Date:
     --------------------------